Exhibit 10.3

FORM OF MANAGEMENT AGREEMENT

THIS AGREEMENT is made effective the      day of            , 2014 by and between NAVIOS MARITIME MIDSTREAM PARTNERS L.P., a limited partnership duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 (“Navios Maritime Midstream”) and NAVIOS TANKERS MANAGEMENT INC., a company duly organized and existing under the laws of the Marshall Islands with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MII96960 (“NTM”).

WHEREAS:

A.	Navios Maritime Midstream, a limited partnership whose common units will be listed and will trade on the New York Stock Exchange, owns vessels and requires certain commercial and technical management services for the operation of its fleet and wishes to engage NTM to provide such commercial and technical management services; and

B.	NTM, being a fully experienced, qualified and able vessel manager, wishes to perform such commercial and technical management services subject to, and in accordance with, on the terms set out herein.

NOW THEREFORE, the parties agree that, in consideration for NTM providing the commercial and technical management services set forth in Schedule A to this Agreement (the “Services”), and subject to the Terms and Conditions set forth in Article I attached hereto, Navios Maritime Midstream shall pay to NTM the Fees and Costs and Expenses set forth in Schedule B to this Agreement and, if applicable, the Extraordinary Fees and Costs set forth in Schedule C to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

NAVIOS MARITIME MIDSTREAM PARTNERS L.P.

By:

	Name:	Angeliki Frangou
	Title:	Chairman of the Board and
Chief Executive Officer

NAVIOS TANKERS MANAGEMENT INC.

By:

Name:
Title:

SIGNATURE PAGE

MANAGEMENT AGREEMENT

TERMS AND CONDITIONS

Section 1. Definitions. In this Agreement, the term:

“Additional Vessels” means the Optional Vessels and any other vessel of similar size and type the management of which, after its acquisition by Navios Maritime Midstream, may be entrusted from time to time to NTM. Any such Additional Vessel for the purposes of this Agreement shall also be referred to herein as Vessels;

“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), except Navios Maritime Acquisition Corporation, Navios Maritime Holdings and Angeliki Frangou, who did not immediately before such acquisition own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities held by another person who is related to such person shall be deemed to be owned by such person);

“Closing Date” means the closing date of the initial public offering of common units of Navios Maritime Midstream;

“Costs and Expenses” has the meaning set forth in Schedule B to this Agreement;

“Extraordinary Fees and Costs” means the fees and costs listed in Schedule C to this Agreement;

“Fees” has the meaning set forth in Schedule B to this Agreement;

“Limited Partnership Agreement” means the agreement of limited partnership of Navios Maritime Midstream, dated as of October 13, 2014, as from time to time amended;

“Midstream Group” means Navios Maritime Midstream, NGP and subsidiaries of Navios Maritime Midstream;

“Navios Maritime Midstream” has the meaning set forth in the preamble to this Agreement;

“NGP” means Navios Maritime Midstream Partners GP LLC, a Marshall Islands limited liability company that is the sole general partner of Navios Maritime Midstream;

“NTM” has the meaning set forth in the recitals to this Agreement;

“Optional Vessels” means C. Dream, Nave Celeste, Nave Galactic, Nave Quasar, Nave Buena Suerte, Nave Neutrino and Nave Electron;

“Services” has the meaning set forth in the recitals to this Agreement;

“Unitholders” means holders of common units representing limited partner interests in Navios Maritime Midstream; and

“Vessels” means all very large crude carriers, or VLCCs, that are in the ownership of Navios Maritime Midstream on the date of this Agreement and the Additional Vessels.

Section 2. Appointment of NTM.

(a) From and after the Closing Date and continuing, until terminated as provided herein, Navios Maritime Midstream hereby appoints NTM as agent for and on behalf of Navios Maritime Midstream, and NTM hereby agrees, to perform the Services specified hereunder with respect to the Vessels.

(b) NTM shall provide the Services, in a commercially reasonable manner, as Navios Maritime Midstream, may from time to time direct, all under the supervision of Navios Maritime Midstream. NTM shall perform the Services to be provided hereunder in accordance with sound ship management practice including, but not limited to, compliance with all relevant rules and regulations and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, and within the limits of authority delegated to it under this Agreement.

Section 3. Covenants. During the term of this Agreement NTM shall:

(a) diligently provide or subcontract for the provision of (in accordance with Section 18 hereof) the Services to Navios Maritime Midstream as an independent contractor, and be responsible to Navios Maritime Midstream for the due and proper performance of the same subject to the terms and conditions contained herein;

(b) retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and

(c) keep full and proper books, records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles.

Section 4. Non-exclusivity. NTM may provide services of a nature similar to the Services to any other person. There is no obligation for NTM to provide the Services to Navios Maritime Midstream on an exclusive basis.

Section 5. Confidential Information. NTM shall be obligated to keep confidential, both during and after the term of this Agreement, all information it has acquired or developed in the course of providing Services under this Agreement, except to the extent disclosure of such information is required by applicable law, including, without limitation, applicable securities laws. Navios Maritime Midstream shall be entitled to any equitable remedy available at law or equity, including specific performance, against a breach by NTM of this obligation. NTM shall not resist such application for relief on the basis that Navios Maritime Midstream has an adequate remedy at law, and NTM shall waive any requirement for the securing or posting of any bond in connection with such remedy.

Section 6. Service Fee/Reimbursement of Costs and Expenses. In consideration for NTM providing the Services, (i) during the first two (2) years of the initial term of this Agreement, Navios Maritime Midstream shall pay NTM the Fees and Costs and Expenses as set out in Schedule B to this Agreement and the Extraordinary Fees and Costs as set out in Schedule C, if applicable.

Section 7. General Relationship Between The Parties. The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture or employee relationship between NTM and any one or more of Navios Maritime Midstream or any member of the Midstream Group. NTM will carry out the Services in respect of the Vessels as agent for and on behalf of Navios Maritime Midstream.

Section 8. Force Majeure and Indemnity.

(a) Neither Navios Maritime Midstream nor NTM shall be under any liability for any failure to perform any of their obligations hereunder by reason of any of the following force majeure events provided they have made all reasonable efforts to avoid, minimize or prevent the effect of such event:

(i)	acts of God;

(ii)	any circumstances arising out of war, threatened act of war or warlike operations, acts of terrorism, sabotage or piracy, or the consequences thereof;

(iii)	riots, civil commotion, blockades or embargoes;

(iv)	epidemics;

(v)	earthquakes, landslides, floods or other extraordinary weather conditions;

(vi)	fire, accident, explosion, except where caused by negligence of the party seeking to invoke force majeure;

(vii)	government requisition;

(viii)	strikes, lockouts or other industrial action, unless limited to the employees (which shall not in respect of the Manager, include the crew) of the party seeking to invoke force majeure; or

(ix)	any other similar cause beyond the reasonable control of either party.

(b) Without prejudice to sub-clause 8(a) above, NTM shall be under no liability whatsoever to Navios Maritime Midstream for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessels or Additional Vessels) as incurred and howsoever arising in the course of performance of the Services, unless and to the extent that such loss, damage, delay or expense is proved to have resulted solely from the fraud, gross negligence or willful misconduct of NTM or their employees, agents or sub-contractors in connection with the Vessels, in which case (save where such loss, damage, delay or expense has resulted from NTM’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) NTM’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$3,000,000.

(c) Notwithstanding anything that may appear to the contrary in this Agreement, NTM shall not be responsible for any of the actions of the crew of the Vessels even if such actions are fraudulent, negligent, grossly negligent or willful.

(d) Except to the extent and solely for the amount therein set out that NTM would be liable under sub-clause 8(b), Navios Maritime Midstream shall indemnify and hold harmless NTM and its employees, agents and sub-contractors against all actions, proceedings, claims, demands or liabilities whatsoever and howsoever arising which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction (“Environmental Laws”), or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur in the course of the performance of this Agreement.

(e) Without prejudice to the general indemnity set out in this Section 8, Navios Maritime Midstream hereby undertakes to indemnify NTM, their employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of Navios Maritime Midstream or the Vessels, whether or not such taxes, imposts and duties are levied on Navios Maritime Midstream or NTM. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to NTM as consideration for the performance of Services for Navios Maritime Midstream. Navios Maritime Midstream shall pay all taxes, dues or fines imposed on the Vessels or NTM as a result of the operation of the Vessels.

(f) It is hereby expressly agreed that no employee or agent of NTM (including any sub-contractor from time to time employed by NTM) shall in any circumstances whatsoever be under any liability whatsoever to Navios Maritime Midstream for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Section 8, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to NTM or to which NTM are entitled hereunder shall also be available and shall extend to protect every such employee or agent of NTM acting as aforesaid.

(g) Navios Maritime Midstream acknowledges that it is aware that NTM is unable to confirm that the Vessels, their systems, equipment and machinery are free from defects, and agrees that NTM shall not under any circumstances be liable for any losses, costs, claims, liabilities and expenses which Navios Maritime Midstream may suffer or incur resulting from pre-existing or latent deficiencies in the Vessels, their systems, equipment and machinery.

The provisions of this Section 8 shall remain in force notwithstanding termination of this Agreement.

Section 9. Term and Termination. With respect to each of the Vessels, this Agreement shall commence on the Closing Date and shall continue for five (5) years (as more specifically described on Schedule D to this Agreement), unless terminated by either party hereto on not less than one hundred and twenty (120) days notice if:

(a)	in the case of Navios Maritime Midstream, there is a Change of Control of NTM;

(b)	in the case of NTM, there is a Change of Control of NGP or Navios Maritime Midstream;

(c)	the other party breaches a material provision of this Agreement in any material respect which remains unremedied;

(d)	a receiver is appointed for all or substantially all of the property of the other party;

(e)	an order is made to wind-up the other party;

(f)	a final judgment, order or decree which materially and adversely affects the ability of the other party to perform this Agreement shall have been obtained or entered against that party and such judgment, order or decree shall not have been vacated, discharged or stayed; or

(g)	the other party makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced.

At any time following the first anniversary of this Agreement, this Agreement may be terminated by either party hereto on not less than three hundred and sixty-five (365) days notice for any reason other than any of the reasons set forth in the immediately preceding paragraph. This Agreement shall not become effective unless and until the Closing Date has occurred.

This Agreement shall be deemed to be terminated with respect to a particular Vessel in the case of the sale of such Vessel or if such Vessel becomes a total loss or is declared as a constructive, compromised or arranged total loss or is requisitioned. Notwithstanding such deemed termination, any Fees outstanding at the time of the sale or loss shall be paid in accordance with the provisions of this Agreement.

For the purpose of this clause:

(i)	the date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which Navios Maritime Midstream ceases to be the legal owner of the Vessel;

(ii)	a Vessel shall not be deemed to be lost until either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached, it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred or the Vessel’s owners issue a notice of abandonment to the underwriters.

The termination of this Agreement shall be without prejudice to all rights accrued due between the parties prior to the date of termination.

Section 10. Fees upon Termination with Respect to a Vessel. Upon termination of this Agreement, the Fee or Costs and Expenses, as may be the case, shall be adjusted with respect to a Vessel as at the effective date of termination of this Agreement, based on the amounts set forth in Schedule B. Any overpayment shall forthwith be refunded to Navios Maritime Midstream and any underpayment shall forthwith be paid to NTM.

Section 11. Surrender of Books and Records. Upon termination of this Agreement, NTM shall forthwith surrender to Navios Maritime Midstream any and all books, records, documents and other property in the possession or control of NTM relating to this Agreement and to the business, finance, technology, trademarks or affairs of Navios Maritime Midstream and any member of the Midstream Group and, except as required by law (including securities laws and regulations) or for accounting purposes, shall not retain any copies of same.

Section 12. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.

Section 13. Amendments to Agreement. NTM reserves the right to make such changes to this Agreement as it shall consider necessary to take account of regulatory changes which come into force after the date hereof and which affect the operation of the Vessels. Such changes will be conveyed in writing to Navios Maritime Midstream and will come into force on intimation or on the date on which such regulatory or other changes come into effect (whichever shall be the later).

Section 14. Severability. If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.

Section 15. Currency. Unless stated otherwise, all currency references herein are to United States Dollars.

Section 16. Law and Arbitration. This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association’s (LMAA) Terms current at the time when the arbitration is commenced.

Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement. Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

Section 17. Notice. Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:

If to Navios Maritime Midstream:

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000 Monaco

Attn: Villy Papaefthymiou

Fax: +(30) 210 453-[        ]

If to NTM:

85 Akti Miaouli Street

Piraeus, Greece 185 38

Attn: Anna Kalathaki

Fax: +(30) 210 417-[        ]

Section 18. Subcontracting and Assignment. NTM shall not assign or sub-contract this Agreement to any party that is not a subsidiary or affiliate of NTM except upon the written consent of Navios Maritime Midstream. In the event of such sub-contracting NTM shall remain liable for the due performance of the Services and its other obligations under this Agreement, subject to Section 8(ii).

Section 19. Waiver. The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.

Section 20. Counterparts. This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, which shall together form one instrument.

SCHEDULE A

SERVICES

NTM shall provide such of the following commercial and technical management services (the “Services”) to Navios Maritime Midstream, as Navios Maritime Midstream may from time to time request and direct NTM to provide:

(1)	Negotiating on behalf of Navios Maritime Midstream time charters, voyage charters, bareboat charters and other employment contracts with respect to the Vessels and monitor payments thereunder;

(2)	Exercising of due diligence to:

(i)	maintain and preserve each Vessel and her equipment in full compliance with applicable rules and regulations, including Environmental Laws, so that each Vessel shall be, insofar as due diligence can make her in every respect seaworthy and in good operating condition;

(ii)	keep each Vessel in such condition as will entitle her to the highest classification and rating from the classification society for vessels of the class, age and type;

(iii)	ensure compliance with the requirements of the law of the respective flag state of the Vessels;

(iv)	ensure compliance with the ISM and ISPS Codes;

(v)	prepare and obtain all necessary approvals for a shipboard oil pollution emergency plan (“SOPEP”) in a form approved by the Marine Environment Protection Committee of the International Maritime Organization pursuant to the requirements of Regulation 26 of Annex I of the International Convention for the Prevention of Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto, as amended (“MARPOL 73/78”), and provide assistance with respect to such other documentation and record-keeping requirements pursuant to applicable Environmental Laws;

(vi)	arrange for the preparation, filing and updating of a contingency Vessel Response Plan in accordance with the requirements of the U.S. Oil Pollution Act of 1990 as amended (“OPA”), and instruct the crew in all aspects of the operation of such plan;

(vii)	inform Navios Maritime Midstream promptly of any major release or discharge of oil or other hazardous material in compliance with law and identify and ensure the availability by contract or otherwise of a Qualified Individual, a Spill Management Team, an Oil Spill Removal Organization (as such terms are defined by applicable Environmental Laws), and any other individual or entity required by Environmental Laws, resources having salvage, firefighting, lightering and, if applicable, dispersant capabilities, and public relations/media personnel to assist Navios Maritime Midstream to deal with the media in the event of discharges of oil;

(viii)	arrange and procure for the vetting of the Vessels and Navios Maritime Midstream or NTM by major charterers and arranging and attending relevant inspections of the Vessels, including pre-vetting inspections, or visits at the premises of NTM up to a maximum number of five inspection visits per Vessel per year to be attended by NTM, with additional visits to be for the account of Navios Maritime Midstream; and

(ix)	provide copies of any vessel inspection reports, valuations, surveys or similar reports upon request.

NTM is expressly authorized as agent for Navios Maritime Midstream to enter into such arrangements by contract or otherwise as are required to procure and ensure the availability of the Services outlined above. NTM is further expressly authorized as agent for Navios Maritime Midstream to enter into such other arrangements as may from time to time be necessary to satisfy the requirements of OPA or other Federal or State laws.

(3)	Storing, victualing and supplying of each Vessel and the arranging for the purchase of certain day to day stores, supplies and parts;

(4)	Procuring and arrangement for port entrance and clearance, pilots, vessel agents, consular approvals, and other services necessary or desirable for the management and safe operation of each Vessel;

(5)	Preparing, issuing or causing to be issued to shippers the customary freight contract, cargo receipts and/or bills of lading;

(6)	Performance of all usual and customary duties concerned with the loading and discharging of cargoes at all ports;

(7)	Naming of vessel agents for the transaction of each Vessel’s business;

(8)	Arrangement and retention in full force and effect of all customary insurance pertaining to each Vessel as instructed by the owner or charterer and all such policies of insurance, including but not limited to protection and indemnity, hull and machinery, war risk and oil pollution covering each Vessel; if requested by the owner or charterer, making application for certificates of financial responsibility on behalf of the Vessels covered hereunder;

(9)	Adjustment and the negotiating of settlements, with or on behalf of claimants or underwriters, of any claim, damages for which are recoverable under policies of insurance;

(10)	If requested, provide Navios Maritime Midstream with technical assistance in connection with any sale of any Vessel. NTM will, if requested by Navios Maritime Midstream, comment on the terms of any proposed Memorandum of Agreement, but Navios Maritime Midstream will remain solely responsible for agreeing the terms of any Memorandum of Agreement regulating any sale;

(11)	Arrangement or the prompt dispatch of each Vessel from loading and discharging ports and for transit through canals;

(12)	Arrangement for employment of counsel, and the investigation, follow-up and negotiating of the settlement of all claims arising in connection with the operation of each Vessel; it being understood that Navios Maritime Midstream will be responsible for the payment of such counsel’s fees and expenses;

(13)	Arrangement for the appointment of an adjuster and assistance in preparing the average account, taking proper security for the cargo’s and freight’s proportion of average, and in all ways reasonably possible protecting the interest of each Vessel and her owner; it being understood that Navios Maritime Midstream will be responsible for the payment of such adjuster’s fees and expenses;

(14)	Arrangement for the appointment of surveyors and technical consultants as necessary; it being understood that Navios Maritime Midstream will be responsible for the payment of such surveyor’s or technical consultant’s fees and expenses outside the ordinary course of business;

(15)	Negotiating of the settlement of insurance claims of Vessel owner’s or charterer’s protection and indemnity insurance and the arranging for the making of disbursements accordingly for owner’s or charterer’s account; Navios Maritime Midstream shall arrange for the provision of any necessary guarantee bond or other security;

(16)	Attendance to all matters involving each Vessel’s crew, including, but not limited to, the following:

(i)	arranging for the procurement and enlistment for each Vessel, as required by any applicable laws and regulations (including but not limited to the requirements of International Maritime Organization Convention on Standards of Training Certification and Watchkeeping for Seafarers 1978 and as subsequently amended), of competent, reliable and duly licensed personnel (hereinafter referred to as “crew members), and all replacements therefore as from time to time may be required;

(ii)	arranging for all transportation, board and lodging for the crew members as and when required at rates and types of accommodations as customary in the industry;

(iii)	keeping and maintaining full and complete records of any labor agreements which may be entered into between owner or disponent owner and the crew members and the prompt reporting to owner or disponent owner as soon as notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the master and the crew members;

(iv)	negotiating the settlement and payment of all wages with the crew members during the course of and upon termination of their employment;

(v)	the handling of all details and negotiating the settlement of any and all claims of the crew members including, but not limited to, those arising out of accidents, sickness, or death, loss of personal effects, disputes under articles or contracts of enlistment, policies of insurance and fines;

(vi)	keeping and maintaining all administrative and financial records relating to the crew members as required by law, labor agreements, owner or charterer, and rendering to owner or charterer any and all reports when, as and in such form as requested by owner or charterer;

(vii)	the performance of any other function in connection with crew members as may be requested by owner or charterer; and

(viii)	negotiating with unions, if required.

(17)	Payment of all charges incurred in connection with the management of each Vessel, including, but not limited to, the cost of the items listed in (2) to (16) above, canal tolls, repair charges and port charges, and any amounts due to any governmental agency with respect to the Vessel crews;

(18)	In such form and on such terms as may be requested by Navios Maritime Midstream, the prompt reporting to Navios Maritime Midstream of each Vessel’s movement, position at sea, arrival and departure dates, casualties and damages received or caused by each Vessel;

(19)	In case any of the Vessels are employed under a voyage charter, Navios Maritime Midstream shall pay for all voyage related expenses (including bunkers, canal tolls and port dues) and NTM shall arrange for the provision of bunker fuel of the quality agreed with Navios Maritime Midstream as required for any Vessel’s trade. NTM shall be entitled to order bunker fuel through such brokers or suppliers as Navios Maritime Midstream deem appropriate unless Navios Maritime Midstream instruct NTM to utilize a particular supplier which NTM will be obliged to do provided that the Navios Maritime Midstream have made prior credit arrangements with such supplier. Navios Maritime Midstream shall comply with the terms of any credit arrangements made by NTM on their behalf with Navios Maritime Midstream’s consent;

(20)	NTM shall not in any circumstances have any liability for any bunkers which do not meet the required specification. NTM will, however, take such action, on behalf of Navios Maritime Midstream, against the supplier of the bunkers, as is agreed with Navios Maritime Midstream; and

(21)	NTM shall make arrangements as instructed by the Classification Society of each Vessel for the intermediate and special survey of each Vessel. All costs in connection with passing such surveys (including dry-docking) and satisfactory compliance with class requirements will be borne by Navios Maritime Midstream.

SCHEDULE B

FEES AND COSTS AND EXPENSES

In consideration for the provision of the Services listed in Schedule A by NTM to Navios Maritime Midstream, Navios Maritime Midstream shall, during the first two (2) years of the initial term of this Agreement, pay NTM a fixed daily fee of US$9,500 per owned Vessel, payable on the last day of each month. In addition, Navios Maritime Midstream shall pay to NTM for dry-docking expense shall at cost for each Vessel (together with the daily fee described in the preceding sentence and any applicable value added, sales or services taxes, the “Fees”).

During the remaining three (3) years of the initial term of this Agreement, within thirty (30) days after the end of each month, NTM shall submit to Navios Maritime Midstream an invoice for reimbursement of the costs and expenses incurred in connection with the provision of the Services listed in Schedule A by NTM to Navios Maritime Midstream for such month and any applicable value added, sales or services taxes (the “Costs and Expenses”). Costs and Expenses shall be determined in a manner consistent with how the fixed daily fee payable during the first two (2) years of the initial term of this Agreement was calculated, and each statement will contain such supporting detail as may be reasonably required to validate such amounts due. Navios Maritime Midstream shall make payment within fifteen (15) days of the date of each invoice. All invoices for Services are payable in U.S. dollars.

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SCHEDULE C

EXTRAORDINARY FEES AND COSTS

Notwithstanding anything to the contrary in this Agreement, NTM will not be responsible for paying any costs, liabilities and expenses in respect of a Vessel, to the extent that such costs, liabilities and expenses are “extraordinary”, which shall consist of the following:

(1)	repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the Vessels, resulting from maritime accidents, collisions, other accidental damage or unforeseen events (except to the extent that such accidents, collisions, damage or events are due to the fraud, gross negligence or willful misconduct of NTM, its employees or its agents, unless and to the extent otherwise covered by insurance);

(2)	any improvement, upgrade or modification to, structural changes with respect to the installation of new equipment aboard any Vessel that results from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society for that Vessel or otherwise; and

(3)	any increase in administrative costs and expenses or crew employment expenses resulting from an introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any Vessel.

In addition:

(4)	NTM shall be entitled to receive additional remuneration for time spent on the insurance, average and salvage claims (charged at the rate of US$[—] per man per day of eight (8) hours) in respect of the preparation and prosecution of claims, the supervision of repairs and the provision of documentation relating to adjustments).

(5)	NTM shall be entitled to receive additional remuneration for time (charged at the rate of US$[—] per man per day of 8 hours) for any time of over 10 days per year that the personnel of NTM will spend during vetting inspections and attendance on the Vessels in connection with the pre-vetting and vetting of the Vessels by any charterers. In addition Navios Maritime Midstream will pay any reasonable travel and accommodation expenses of the NTM personnel incurred in connection with such additional time spent.

(6)	Navios Maritime Midstream shall pay the deductible of any insurance claims relating to the Vessels or for any claims that are within such deductible range.

(7)	Navios Maritime Midstream shall pay any significant increase in insurance premiums which are due to factors outside of the control of NTM such as “acts of God.”

(8)	Navios Maritime Midstream shall pay any tax, dues or fines imposed on the Vessels or NTM due to the operation of the Vessels.

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(9)	Navios Maritime Midstream shall pay for any expenses incurred in connection with the sale or acquisition of a Vessel, such as in connection with inspections and technical assistance.

(10)	Navios Maritime Midstream shall pay for any costs, liabilities and expenses similar to those set forth in clauses (1) through (9) above that were not reasonably contemplated by Navios Maritime Midstream and NTM as being encompassed by or a component of the Fees at the time the Fees were determined.

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